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                                                                   Exhibit 10.3

                    LICENSE AND SPONSORED RESEARCH AGREEMENT


         THIS Agreement made and entered into this fifteenth day of September, 1998 by and between DUKE UNIVERSITY, a North Carolina not-for-profit corporation, (hereinafter called the "LICENSOR"), having its principal office at Durham, North Carolina 27708, and MicroIslet, Inc. a corporation organized under the laws of California (hereinafter called the "LICENSEE"), having its principal office at 1250 Prospect Street, Suite 202, La Jolla, CA 92037.

         WHEREAS, LICENSOR has certain SUBJECT TECHNOLOGY and PATENT RIGHTS (hereinafter defined) relating to therapies for diabetes invented by Dr. Emmanuel C. Opara, an employee of LICENSOR, which it is willing to make available to LICENSEE subject to the terms of this Agreement in order that the SUBJECT TECHNOLOGY and PATENT RIGHTS may be utilized in the public interest; and

         WHEREAS, LICENSOR has the right to grant licenses to use SUBJECT TECHNOLOGY and PATENT RIGHTS; and

         WHEREAS, LICENSEE will obtain resources, proprietary technology, and expertise to develop SUBJECT TECHNOLOGY and PATENT RIGHTS into useful products; and

         WHEREAS, LICENSEE wishes to commercialize products based on SUBJECT TECHNOLOGY and PATENT RIGHTS;

         NOW THEREFORE, in consideration of the premises and the faithful performance of the covenants herein contained, IT IS AGREED:

                            ARTICLE 1 - DEFINITIONS

         1.01 For the purposes of this Agreement, and solely for that purpose, the terms and phrases set forth hereinafter in capital letters shall be defined as follows:

                  a. "AFFILIATE" shall mean any party which directly or indirectly controls, is controlled by, or is under common control with any party to this Agreement. A party shall be regarded as in control of another party if it owns, or directly or indirectly, controls at least fifty percent (50%) of the voting stock or other ownership interest of the party, or if it directly or indirectly possesses the power to direct or to cause the direction of the management and policies of the other party by any means whatsoever.

                  b. "APPROVAL" shall mean the registration of a LICENSED PRODUCT with a REGULATORY AGENCY following approval for marketing by the REGULATORY AGENCY.

                  c.       "EFFECTIVE DATE" shall mean September 15, 1998.

                  d. "LICENSED PRODUCT" shall mean any product in any field of use that infringes upon a valid claim of PATENT RIGHTS or utilizes the SUBJECT TECHNOLOGY.

                  e. "NET SALES" shall mean the gross proceeds from sales of LICENSED PRODUCTS by LICENSEE, its AFFILIATES, and any sublicensees to unaffiliated third parties, expressed in United States dollars less, first, allowances for returns, chargebacks, and product discounts actually given to customers; and, second, import, export value added tax, excise and sales tax, custom duties or other similar taxes or government assessment collected on such sales; and, third, rebates under the medical prescription drug rebate and improved access to medicines requirements of the Omnibus Budget Reconciliation Act of 1990.

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                           In the event that a LICENSED PRODUCT under this
                           Agreement is sold in a combination product containing one or more active agreements or components, then NET SALES on the combination product shall be calculated using one of the following methods:

                                    (i). By multiplying the price of the
                           combination product by the fraction A/A+B, where A is the gross selling price, during the royalty-paying period being considered, of the LICENSED PRODUCT sold separately, and B is the gross selling price, during the royalty period in question, of the active ingredients or components sold separately; or

                                    (ii). In the event that no such separate
                           sales are made of the LICENSED PRODUCT, NET SALES on the combination product for royalty determination shall be as reasonably allocated between such LICENSED PRODUCT and other active ingredients or components, based on their relative importance and proprietary protection, as agreed by the parties. If the parties fail to reach agreement, such allocation shall be submitted to binding arbitration.

                  f. "OPTION PERIOD" shall mean a time period during which LICENSEE shall have an option to acquire an exclusive, worldwide, royalty-bearing license of LICENSOR'S sole or joint rights to an INVENTION, said time period beginning when LICENSOR notifies LICENSEE that a new INVENTION has been made during the RESEARCH PROGRAM and extending continuously for ninety (90) days after said disclosure.

                  g. "PATENT RIGHTS" shall mean the PROVISIONAL APPLICATION and all non-provisional patent applications, continuations, continuations in part, divisions, reissues, re-examinations, extensions or other government actions which extend the subject matter of the PROVISIONAL APPLICATION, and any foreign patent applications, and any patent, patents of addition, or other equivalent foreign patents issuing, granted, or registered based on or resulting from the PROVISIONAL APPLICATION and continuations in part applications, and resulting patents that are directed to subject matter described in the PROVISIONAL APPLICATION. PATENT RIGHTS shall only include applications that (i) cover the SUBJECT TECHNOLOGY (ii) name Dr. Emmanuel C. Opara as an inventor and (iii) are assigned to the LICENSOR.

                  h. "PROVISIONAL APPLICATION" shall mean a provisional patent application to be filed by LICENSOR at the United States Patent and Trademark Office within forty-five [45] days after the EFFECTIVE DATE to protect the SUBJECT TECHNOLOGY.

                  i. "PROCEEDS" shall mean all consideration, with the sole exception of amounts received for research and development, marketing and manufacturing expenses, and bona fide equity investments not in excess of the fair market value and any debt financing received by LICENSEE from third parties pursuant to all business activities relating to LICENSED PRODUCTS, including, without limitation, the development, manufacture, testing, marketing, sales, distribution, and promotion of LICENSED PRODUCTS. PROCEEDS shall include, without limitation, NET SALES of LICENSED PRODUCTS by LICENSEE, its AFFILIATES, and its sublicensees; all amounts received as payments in consideration of establishing sublicense or other alliances involving LICENSED PRODUCTS; all amounts received as milestone payments for product development; and all amounts received as sales bonuses. In the event that PROCEEDS include non-cash consideration, the parties will negotiate in good faith to establish the cash value of such consideration, and LICENSEE shall make a cash payment to LICENSOR equal to five percent [5%] of the cash value so determined.

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                  j.       "REGULATORY AGENCY" shall mean United States Food and
                           Drug Administration or a comparable agency legally empowered to approve and regulate manufacture, sales, or distribution of medical services and products in a country outside the United States.

                  k. "RESEARCH PROGRAM" shall mean the research program that is specified in detail in Exhibit B attached hereto and made a part hereof.

                  l. "SUBJECT TECHNOLOGY" shall mean the technology licensed hereunder described in detail in Exhibit A attached hereto and made a part hereof, and alterations thereto which have heretofore been conceived and/or reduced to practice by LICENSOR, its employees, faculty members or students, as evidenced by written records. Exhibit A is hereby acknowledged to consist of Duke University Office of Science and Technology File #1538 describing technology invented by Dr. Emmanuel C. Opara.

                              ARTICLE 2 - LICENSE

         2.01 The LICENSOR hereby grants to the LICENSEE and LICENSEE hereby accepts from LICENSOR, upon the terms and conditions herein specified, an exclusive, world-wide license to make, have made, use, offer to sell and sell LICENSED PRODUCTS, with the right to sublicense under the conditions specified in Article 5 herein.

                          ARTICLE 3 - RESEARCH PROGRAM

         3.01 As partial consideration for the rights granted in Article 2 herein, LICENSEE shall provide to LICENSOR support for the RESEARCH PROGRAM in the FIELD.

         3.02 WORK. LICENSOR agrees to use its best effort to perform the RESEARCH PROGRAM described in the "Statement of Work" ("STATEMENT"), a copy of which is attached to this Agreement as Exhibit B.

         3.03 PRINCIPAL INVESTIGATOR. The research will be supervised by Dr. Emmanuel C. Opara ("INVESTIGATOR"). If for any reason INVESTIGATOR is unable to continue to serve as Principal Investigator and a successor acceptable to both LICENSOR and LICENSEE is not available, the Agreement may be terminated in accordance with Article 13 below.

         3.04 BUDGET. In consideration of the foregoing, and as more specifically provided in the budget included as Exhibit B, LICENSEE will pay LICENSOR for all direct and indirect costs incurred in the performance of the research as set forth in the STATEMENT, a total not to exceed four hundred eighty five thousand three hundred and twenty dollars [$485,320]. Payment will be made to LICENSOR by LICENSEE, in advance, in the form of twelve (12) payments on the schedule set forth in Exhibit B.

         3.05 TERM. The RESEARCH PROGRAM will be conducted during a one year period commencing October 1, 1998 and concluding on or before September 30, 1999. This RESEARCH PROGRAM will be renewable for additional periods upon the mutual consent of the parties by a new agreement or by amendment hereto expressed in writing and signed by both parties.

         3.06 TERMINATION COSTS. In the event that this Agreement is terminated under the provisions of Article 13, other than 13.5 or due to breach by LICENSOR, LICENSOR will proceed in an orderly fashion to terminate any outstanding commitments and to stop the work as soon as it is practicable to do so. All reasonable costs to LICENSOR associated with termination will be considered reimbursable costs, including costs incurred prior to the notice of termination but which have not yet been reimbursed, and commitments existing at the time the notice of termination is received which cannot be canceled. This shall include all noncancelable contracts and fellowships or postdoctoral associate appointments incurred prior to the effective date of termination. After termination, any obligation of LICENSEE for fellowships or postdoctoral associates shall end no later than the end of LICENSEE's academic year following termination. In no case will reimbursement under this Agreement exceed the total estimated project costs specified in Exhibit B.

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         3.07 REPORTS. LICENSOR will provide LICENSEE with quarterly progress reports on the RESEARCH PROGRAM. In addition, LICENSOR will provide LICENSEE with a final report on THE RESEARCH PROGRAM within sixty (60) days of termination of the research supported under the RESEARCH PROGRAM. All reports provided under this Article 3.07 will be treated as confidential INFORMATION as defined in Article 8 herein.

         3.08 PUBLICATION. LICENSOR shall be free to use the results of the subject research for its own teaching, research, educational, clinical and publication purposes without the payment of royalties or other fees. LICENSOR agrees to submit to LICENSEE for its review, a copy of any proposed publication resulting from the subject research at least sixty (60) days prior to the estimated date of publication, and if no response is received within thirty (30) days of the date submitted to LICENSEE, it will be conclusively presumed that the publication may proceed without delay. If LICENSEE determines that the proposed publication contains patentable subject matters which require protection, LICENSEE may require the delay of the publication for a period of time not to exceed sixty (60) days for the purpose of allowing the pursuit of such protection. LICENSEE shall treat all materials submitted for review under this Article 3.08 as confidential INFORMATION as defined in Article 8 herein.

         3.09 OPTION TO INVENTIONS.

                  a. Any new invention, development, or discovery resulting from the subject research ("INVENTION") shall be promptly disclosed in writing to LICENSEE. LICENSEE is hereby granted, without option fee other than the consideration of the research sponsored herein and the reimbursement of DUKE for patent expenses as discussed in the following paragraph, an option to acquire an exclusive, worldwide, royalty-bearing license of DUKE'S rights to any INVENTION, which option shall extend for ninety (90) days after LICENSEE'S receipt of an INVENTION disclosure [the OPTION PERIOD]. If LICENSEE notifies DUKE in writing of its exercise of the option within the OPTION PERIOD, then the parties will proceed in good faith to negotiate a license agreement within ninety days on terms mutually agreed upon.

                  b. During the OPTION PERIOD, LICENSOR shall have responsibility for filing, prosecuting and maintaining appropriate patent protection for any new INVENTIONS. All of the expenses of pursuing such patent protection shall be paid by LICENSOR. LICENSOR shall invoice LICENSEE for reimbursement of such patent expenses during the OPTION PERIOD, and LICENSEE shall reimburse LICENSOR within thirty [30] days of receipt of such invoices. Failure by LICENSEE to reimburse LICENSOR within said thirty [30] day period will cancel the option granted to LICENSEE under Section 3.09.a, and LICENSOR shall be free to dispose of the INVENTION in any way LICENSEE shall see fit.

         3.10 COMPLIANCE WITH LAWS. The RESEARCH PROGRAM will be conducted in accordance with, and the INVESTIGATOR and LICENSOR will comply with all federal, state, and local laws and regulations applicable to the RESEARCH PROJECT.

                           ARTICLE 4 - CONSIDERATION

         4.01 LICENSOR shall receive from LICENSEE consideration for the rights granted to LICENSEE herein as follows:

                  a. LICENSEE shall sponsor the RESEARCH PROGRAM specified in Article 2 herein.

                  b. LICENSEE shall pay to LICENSOR a running royalty of five percent [5%] of all PROCEEDS, such royalty to be paid as specified in Article 6 herein. In the event that LICENSEE must pay to a third party additional royalties on NET SALES in order to commercialize a LICENSED PRODUCT, royalty stacking will be capped so that the total royalty due to LICENSOR and any other third parties will not exceed ten percent [10%] of NET SALES, provided, first, that the royalty due to all parties receiving royalties is diluted to the same degree, and second, that the royalty due to LICENSOR shall not be less than 1% on NET SALES.

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                  c.       Upon execution of this Agreement, LICENSEE shall
                           transfer to LICENSOR fifty thousand [50,000] shares of the original pool of founders' common stock in MicroIslet, Inc. issued prior to financing, an amount equal to two and one-half percent [2.5%] of such stock.

                  d. Upon issuance of the first patent application protecting commercially significant claims involving the SUBJECT TECHNOLOGY or matter disclosed in the PROVISIONAL APPLICATION, LICENSEE shall transfer to LICENSOR an additional amount of common stock in MicroIslet, Inc., such stock being equivalent to an additional two and one-half percent [2.5%] of the pre-financing founders' shares.

                  e. Upon APPROVAL of a LICENSED PRODUCT, LICENSEE shall transfer to LICENSOR an additional amount of common stock in MicroIslet, Inc., such stock being equivalent to an additional two and one-half percent [2.5%] of the pre-financing founders' shares.

         4.02 All stock transferred by LICENSEE to LICENSOR as consideration shall be diluted during subsequent financing to the same degree as the stock held by other founders.

                            ARTICLE 5 - SUBLICENSES

         5.01 LICENSEE shall have the right to grant sublicenses without LICENSOR approval. Any such sublicenses shall be subject to terms of this Agreement. LICENSEE agrees to be responsible for the performance hereunder by its sublicensees. If, for any reason, this license agreement is terminated, LICENSEE agrees to assign all sublicenses directly to LICENSOR.

                        ARTICLE 6 - REPORTING & RECORDS

         6.01 LICENSEE shall render to LICENSOR prior to February 28th and August 31st of each year a written account of all PROCEEDS received by the LICENSEE during the prior six month periods ending December 31st and June 30th, respectively, and shall simultaneously pay to LICENSOR the royalties due on such PROCEEDS in United States Dollars. The royalty on NET SALES made in currencies other than US Dollars shall be calculated using the appropriate foreign exchange rate for such currency quoted by the Bank of America (San Francisco) foreign exchange desk on the close of the last banking day of each calendar quarter. All non-US taxes related to royalty payments shall be paid by LICENSEE and are not deductible from the payments due to LICENSOR.

         6.02 LICENSEE shall keep full, true and accurate books of accounts and other records containing all particulars which may be necessary to properly ascertain and verify the royalties payable by them hereunder. Upon LICENSOR's request, LICENSEE shall permit an independent Certified Public Accountant selected by LICENSOR (except one to whom LICENSEE has some reasonable objection) to examine during ordinary business hours to such of LICENSEE's records as may be necessary to determine, in respect of any quarter ending not more than two
(2) years prior to the date of such request, the correctness of any report and/or payment made under this Agreement.

         6.03 During the term of this Agreement, LICENSEE will submit annual progress reports to LICENSOR by February 28 of each year which discuss the progress and results, as well as ongoing plans, with respect to the plan for the development of LICENSED PRODUCTS negotiated under Article 7. LICENSOR shall have the right to request one meeting per year to discuss such information. Should it be necessary for LICENSOR's personnel to meet with LICENSEE outside of Durham, North Carolina, LICENSEE will reimburse reasonable travel and living expenses incident thereto.

         6.04 All reports made under this Article 7 shall be treated as confidential INFORMATION as defined in Article 8 herein.

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                     ARTICLE 7 - DUE DILIGENCE REQUIREMENTS

         7.01 LICENSEE shall use its best efforts to bring LICENSED PRODUCTS to market through a thorough, vigorous and diligent program for exploitation of the PATENT RIGHTS, to develop manufacturing capabilities itself or through third parties, and to continue active, diligent marketing efforts for LICENSED PRODUCTS, including a vigorous sublicensing program to effect commercialization of LICENSED PRODUCTS in any field that the LICENSEE decides not to exploit on its own, throughout the life of this Agreement.

         7.02 LICENSEE and LICENSOR agree to negotiate in good faith a mutually acceptable and commercially reasonable schedule for developing LICENSED PRODUCTS. Such negotiations shall begin no later than three [3] months following the termination of the RESEARCH PROGRAM. This schedule will be used to determine if LICENSOR is showing due diligence in developing LICENSED PRODUCTS.

         7.03 LICENSOR may or convert this Agreement to a non-exclusive Agreement in a particular field of interest if LICENSEE fails materially to meet any of the mutually agreed commercialization milestones with respect to such field of interest established through the negotiations specified in Articles
7.02 herein.

                      ARTICLE 8 - CONFIDENTIAL INFORMATION

         8.01 "Confidential Information" ("INFORMATION") shall mean all information provided by one party to the other and clearly identified as confidential by the transmitting party at the time of disclosure. Specifically excepted from this definition is all information: (a) known by the receiving party at the time of disclosure; (b) publicly disclosed except by breach of this Agreement; (c) rightfully received by the receiving party from a third party without an express obligation of confidence; (d) independently developed by the employees or agents of either party without any knowledge of the confidential information provided by the other party; or (e) is disclosed pursuant to any judicial or government request, requirement or order, provided that the disclosing party takes reasonable steps to provide the other party with sufficient prior notice in order to allow the other party to contest such request, requirement or order. The party receiving the INFORMATION agrees to hold that INFORMATION in trust and confidence for the transmitting party, using the same care and discretion that the receiving party uses with similar INFORMATION which it considers confidential. The receiving party will not use INFORMATION other than for the benefit of the two parties and relating to the Agreement and except as may be provided for in Article 3.08 regarding publication herein, neither party will disclose such information without authorization from the other party. This provision shall remain in effect during the term of this Agreement and for three (3) years thereafter.

                              ARTICLE 9 - PATENTS

         9.01 LICENSOR shall have responsibility for the filing, prosecuting and maintaining the appropriate United States patent protection for PATENT RIGHTS and for any new INVENTIONS. All of the expenses of such protection shall be paid by LICENSOR, and LICENSEE shall reimburse LICENSOR for all such expenses within thirty [30] days of receiving invoices for such expenses from LICENSOR. LICENSOR shall keep LICENSEE advised as to prosecution of such applications by forwarding to LICENSEE copies of all official correspondence relating thereto and shall take into account LICENSEE's reasonable comments thereto. The parties agree to cooperate in the prosecution of all patent applications to insure that the applications reflect, to the best of each party's knowledge, all items of commercial and technical interest and importance. LICENSOR agrees to provide LICENSEE with copies of all correspondence and information related to PATENT RIGHTS, to consult with LICENSEE on all decisions related to PATENT RIGHTS, and to consider all recommendations made by LICENSEE with regard to PATENT RIGHTS.

         9.02 Article 9.01 not withstanding, the parties agree that LICENSEE shall reimburse LICENSOR no more than ten thousand dollars [$10,000] for expenses incurred by LICENSOR in connection with the initial filing of the PROVISIONAL APPLICATION.

         9.03 LICENSEE shall designate the foreign countries, if any, in which LICENSEE desires patent protection, and LICENSOR shall proceed to obtain such protection. LICENSOR shall diligently pursue patent protection in the countries so designated by LICENSEE. LICENSEE shall reimburse LICENSOR for all expenses incurred by LICENSOR with regard to such foreign patent protection. LICENSOR may

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elect to seek patent protection in countries not so designated by LICENSEE, in which case LICENSOR shall be responsible for all expenses attendant thereto; however, in such instances LICENSEE shall forfeit its rights under this license agreement as to those countries unless LICENSEE shall agree to pursue such protection within thirty (30) days after receiving written notice.

         9.04 Each party shall give the other party prompt notice of each claim or allegation received by it that the manufacture, use or sale of LICENSED PRODUCTS constitutes a significant infringement of a third party patent or patents. LICENSEE shall have the primary right and responsibility at its own expense to defend and control the defense of any such claim against LICENSEE, by counsel of its choosing. The settlement of any such actions must be approved by LICENSOR, which approval may not be unreasonably withheld. LICENSOR agrees to cooperate with LICENSEE in any reasonable manner deemed by LICENSEE to be necessary in defending or prosecuting such action. LICENSEE shall reimburse LICENSOR for all expenses incurred in providing such assistance. In the event LICENSEE recovers any proceeds in excess of its costs incurred through such actions, all remaining proceeds shall be considered PROCEEDS to be retained by LICENSEE except for the royalty due to LICENSOR under section 4.01.b of this Agreement. Notwithstanding the foregoing, LICENSOR shall, in its sole discretion, be entitled to participate through counsel of its own choosing in any such action.

                   ARTICLE 10 - INFRINGEMENT BY THIRD PARTIES

         10.01 Upon learning of the infringement of PATENT RIGHTS by a third party, the party learning of such infringement shall promptly inform the other party in writing of that fact along with any evidence available pertaining to the infringement. LICENSEE may at its own expense take whatever steps are necessary to stop the infringement and recover damages. In such case, LICENSEE will keep LICENSOR informed of the steps taken and the progress of any legal actions taken. LICENSEE agrees to pay LICENSOR one half of any such damages recovered. If LICENSEE does not undertake, within sixty (60) days of notice, to enforce the PATENT RIGHTS against the infringing party, the LICENSOR shall have the right, at its own expense to take whatever steps are necessary to stop the infringement and recover damages, and shall be entitled to retain damages so recovered.

                       ARTICLE 11 - GOVERNMENT CLEARANCE,
                         PUBLICATION, OTHER USE, EXPORT

         11.01 LICENSEE agrees to use its best efforts to have the SUBJECT TECHNOLOGY cleared for marketing in those countries in which LICENSEE intends to sell LICENSED PRODUCTS by the responsible government agencies requiring such clearance. To accomplish said clearances at the earliest possible date, LICENSEE agrees to file, according to the usual practice of LICENSEE, any necessary data with said government agencies. Should LICENSEE cancel this Agreement, LICENSEE agrees to assign its full interest and title in such market clearance application to LICENSOR at no cost to LICENSOR and to negotiate in good faith a non-exclusive license to all data relating thereto.

         11.02 This license agreement is subject to all of the United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities and technology.

                           ARTICLE 12 -- RELATIONSHIP

         12.01 LICENSOR's relationship to LICENSEE under this agreement will be that of an independent contractor and not an agent, joint venturer or partner of LICENSEE.

                     ARTICLE 13 - DURATION AND TERMINATION

         13.01 This Agreement shall become effective upon the EFFECTIVE DATE, and unless sooner terminated in accordance with any of the provisions herein, shall remain in full force and effect in each country for the life of the last-to-expire of the patents in such country included in the PATENT RIGHTS, or, until such PATENT RIGHTS may be extended in such country by in terms of Regulatory Market Exclusivity, e.g. Waxman Hatch ruling, European Community regulatory exclusivity or if later, until the Market Exclusivity Position of the LICENSED PRODUCT(S) ends through a generic entrant either into the US, Japan, or a European country.

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         13.02 LICENSEE may terminate the license granted herein and Articles 2,
4, 5, 6.01, 6.03, 6.04, 7, and 11 of this Agreement by giving LICENSOR written notice at least three (3) months prior to such termination, and thereupon terminate the manufacture, use or sale of LICENSED PRODUCTS.

         13.03 LICENSEE shall transfer to LICENSOR at LICENSEE'S cost all product licenses, product regulatory approvals, and sublicenses based on SUBJECT TECHNOLOGY and PATENT RIGHTS licensed under this Agreement if the license granted herein is terminated under Article 13.02.

         13.04 LICENSEE's obligation to support the RESEARCH PROGRAM under the terms and conditions specified in all subsections of Article 3 and Exhibit B and also Articles 1, 6.02, 8, 9, 10, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22,
shall survive termination of the license and related terms of this Agreement under Article 13.02. In the event that LICENSEE elects to terminate the license under Article 13.02, all obligations, terms, and conditions listed in the previous sentence shall remain in force until the termination of the RESEARCH PROGRAM. Upon termination of the license as specified herein, LICENSEE may, upon written notice to LICENSOR, terminate the RESEARCH PROGRAM prior to the date specified in Article 3.05, said early termination to be subject to the conditions specified in Article 3.06. When all obligations under the RESEARCH PROGRAM have been met, this Agreement shall terminate in its entirety, except as specified in Articles 13.06 and 13.08.

         13.05 Either party may immediately terminate this Agreement for fraud, willful misconduct, or illegal conduct of the other party upon written notice of same to that other party. Except as provided above, if either party fails to fulfill any of its obligations under this Agreement, the non-breaching party may terminate this Agreement, upon written notice to the breaching party, as provided below. Such notice must contain a full description of the event or occurrence constituting a breach of the Agreement. The party receiving notice of the breach will have the opportunity to cure that breach within thirty (30) days of receipt of notice. If the breach is not cured within that time, the termination will be effective as of the thirtieth (30th) day after receipt of notice. A party's ability to cure a breach will apply only to the first two breaches properly noticed under the terms of this Agreement, regardless of the nature of those breaches. Any subsequent breach by that party will entitle the other party to terminate this Agreement upon proper notice.

         13.06 Upon the termination of this Agreement, LICENSEE may notify LICENSOR of the amount of LICENSED PRODUCT LICENSEE then has on hand, and LICENSEE shall then have a license to sell that amount of LICENSED PRODUCT, but no more, provided LICENSEE shall pay the royalty thereon at the rate and at the time provided for.

         13.07 If during the term of this Agreement, LICENSEE shall become bankrupt or insolvent or if the business of LICENSEE shall be placed in the hands of a receiver or trustee, whether by the voluntary act of LICENSEE or otherwise, LICENSEE will be allowed one year to reorganize itself out of bankruptcy. If LICENSEE shall cease to exist as an active business or fails to reorganize itself from bankruptcy within this one year period, this Agreement shall immediately terminate.

         13.08 Articles 6.02, 8 and 17 shall survive termination of this Agreement.

                           ARTICLE 14 - LAW TO GOVERN

         14.01 This Agreement shall be construed and enforced in accordance with the laws of the State of North Carolina.

                              ARTICLE 15 - NOTICES

         15.01 Notice hereunder shall be deemed sufficient if given by registered mail, postage prepaid, and addressed to the party to receive such notice at the address given below, or such other address as may hereafter be designated by notice in writing.

LICENSOR                                      LICENSEE

Office of Science and Technology              Mr. John Steel
Duke University                               President
Room 230, North Building                      MicroIslet Pharmaceuticals, Inc.
Box 90083                                     1250 Prospect Street, Suite 202,
Durham, NC 27708                              La Jolla, CA 92037

cc:      Office of the University Counsel
         Duke University/DUMC Box 3024.
         2400 Pratt Street, Suite 4000
         Durham, NC 27710

                            ARTICLE 16 - ASSIGNMENT

         16.01 This Agreement shall be binding upon and inure to the benefit of
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may not assign its rights in this Agreement without approval by LICENSOR, such approval not to be unreasonably withheld, provided that LICENSEE may assign this
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thirty [30] days of such assignment.

                 ARTICLE 17 - INDEMNITY, INSURANCE, AND STATUS

         17.01 LICENSEE agrees to indemnify, hold harmless and defend LICENSOR, its officers, employees, and agents, against any and all claims, suits, losses,
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         17.02 LICENSEE shall maintain in force at its sole cost and expense,
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         17.03 NOTHING IN THIS AGREEMENT SHALL BE DEEMED TO BE A REPRESENTATION
OR WARRANTY BY LICENSOR OF THE VALIDITY OF ANY OF THE PATENTS OR THE ACCURACY,
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                  a.       the production, use, or sale of any LICENSED PRODUCT;

                  b.       the use of any SUBJECT TECHNOLOGY; or

                  c. any advertising or other promotional activities with respect to any of the foregoing.

                          ARTICLE 18 - REPRESENTATIONS

         18.01 LICENSOR represents to LICENSEE that,

                  a. LICENSOR has the full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby;

                  b.       to the best of LICENSOR'S knowledge, LICENSOR is not
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                           PATENT RIGHTS.

         18.02 LICENSEE represents to LICENSEE that, to the best of LICENSEE'S
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                       ARTICLE 19 - USE OF A PARTY'S NAME

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                            ARTICLE 21 - ARBITRATION

         21.01 Disputes relating to the terms and conditions of this Agreement
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                  b.       The decision of the arbitration tribunal shall be
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                                       10

                              ARTICLE 22 - TITLES

         22.01 All titles and article headings contained in this Agreement are
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                       ARTICLE 23 - ENTIRE UNDERSTANDING

         23.01 This Agreement represents the entire understanding between the
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         IN WITNESS WHEREOF, the parties have caused these presents to be executed in duplicate as of the date and year first above written.

SEAL                        LICENSOR


By:      /S/ RALPH SNYDERMAN
         -------------------
         Ralph Snyderman, MD
         Chancellor, Duke University Medical Center

Date:    9/9/98

         /S/ ROBERT TABER
         ----------------
         Robert Taber, Ph.D., Director,
         Office of Science & Technology

Date:   9/1/98

[LICENSEE]

By:      /S/ JOHN F. STEEL IV
         --------------------
         Name:  John F. Steel IV
         Title:  President

Date:    9/18/98

SEAL

                                    EXHIBIT A

               ANTIOXIDANT - TREATED MICROENCAPSULATED ISLETS FOR
                               DIABETES TREATMENT

INVESTIGATOR:  Emmanuel C. Opara, Ph.D.

PURPOSE OF APPLICATION: To use microencapsulated islets pretreated with antioxidants as an alternative to insulin treatment for diabetes.

RATIONALE: The idea to use these antioxidant-treated microencapsulated islet transplants in diabetic patients requiring insulin treatment was formed by considering together several recent findings in my laboratory at the Duke University Medical Center in Durham, North Carolina. The findings which have only been recently published as abstracts or a full paper in press are attached with this application. The work covers these different areas, namely:

1. Harvesting and Preparation of Isolated Islets:
Generally, pancreatic islets are isolated by collagenase digestion of pancreatic tissue. This process involves subjecting the islet beta cells to a period of hypoxia which is then followed by reoxygenation when these cells are transplanted. Hypoxia-reoxygenation produces an injury that is linked to excessive production of oxygen free radicals which impair the function and cause the death of beta cells, particularly those isolated from the pancreas of large animals, such as pigs and humans. To improve beta cell function following hypoxia-reoxygenation, we have found that the treatment of isolated islets from the pig pancreas with a cellular antioxidant, glutathione, enhances glucose-stimulated insulin secretion (abstract published in the FASEB Journal attached).

2. Microencapsulation and Function of Islets:
Microencapsulation of islets involves three steps, namely: (a) generation of microcapsules enclosing islets, by droplet-formation, followed by chelation in a solution of calcium chloride to form a solid gel, (b) additional coatings of the resulting gelled spheres with two outer coatings consisting of polylysine and alginate membrane, (c) liquefaction of the original core gel with a solution of sodium citrate. The three steps are separated by washings in normal saline. To produce microcapsules containing only one or two islets/capsule, we set the pressure on the alginate flow at 1 psi and the air flow rate at 7 cc/mm, using a 22 gauge needle fitted to a 2cc syringe and a chelating solution of 1.11% calcium chloride, pH 7.4. The resulting capsules measure between 500-800 micro-M in diameter. There had been suggestions that the liquefaction of the inner solid gel may compromise the structural support of the microcapsules. We therefore examined the function of islets enclosed in microcapsules that had not been subjected to liquefaction of the inner core (solid microcapsules), with that of islets contained in liquefied microcapsules (islets in hollow microcapsules) . It was found that islets in fresh hollow microcapsules responded better to a glucose challenge than those contained in fresh solid microcapsules; albeit, culture of the latter prior to use, enhanced the response of their enclosed islets to glucose stimulation. These findings are contained in a paper to be published in the Journal of Surgical Research in June 1998 (preprint enclosed).

3. Storage of Microencapsulated Islets:
Following our findings with solid microcapsules, we have also found that, when hollow microcapsules of islets are cultured prior to use, the enclosed islets respond better to a glucose challenge than islets contained in fresh hollow microcapsules. The abstract of these findings to be presented at Biomedicine'98 is enclosed. We have also examined the possibility of storing microencapsulated islets by cryopreservation (ultrafreezing) Frozen and thawed islet microcapsules responded poorly to glucose stimulation. However, after frozen naked islets are thawed, they retained their ability to respond appropriately to glucose stimulation. These observations have led us to conclude that islets can be cryopreserved naked, thawed and microencapsulated just prior to use. The abstract of these findings submitted for presentation at the World Congress of Transplantation in Montreal, Canada, is attached.

PROTOCOL PLAN: Considering all the factors mentioned above, we plan to isolate islets from human and pig pancreases. We will incorporate antioxidants into the islet isolation medium and pre-culture the isolated islets overnight (18-24 hours) in the presence of antioxidants prior to freezing at a minimum temperature of -80(degree)C. An antioxidant will also be incorporated into the cryopreservation medium. After thawing, the islets will be encapsulated and then incubated with an antioxidant for about 3 hours prior to use as transplants..

       OPTIMIZATION OF THE MICROENCAPSULATED ISLET FOR TRANSPLANTATION(1)

Marc R Garfinkel, M.D.(2) Robert C. Harland, M.D., and Emmanuel C. Opara, Ph.D.

         DEPARTMENT OF SURGERY. DUKE UNIVERSITY MEDICAL CENTER, DURHAM.
                              NORTH CAROLINA 27710

PRESENTED AT THE ANNUAL MEETING OF THE ASSOCIATION FOR ACADEMIC SURGERY. DALLAS,
                           TEXAS, NOVEMBER 6-8. 1997

         BACKGROUND. Microencapsulation of isolated islets is a good method for providing protection against iminunologic reactions to the cells in both allogeneic and xenogenic grafts. Current methods of microencapsulation require chelation of the alginate-calcium core, which solubilizes the structural support of the capsules and may adversely affect durability. The purpose of the present study was to determine the IN VITRO response to glucose stimulation., of microencapsulated islets that have not been subjected to chelation.

         MATERIAL, AND METHODS. Using an air-jet-syringe-pump droplet generator, islets isolated from male Sprague-Dawley rats were encapsulated in alginate, followed by washes with poly-L-lysine, saline, and a second coat of alginate. Different groups of the micro-encapsulated islets were then tested for response to high glucose perifusion, before or after chelation, and the responses were compared with those of unencapsulated islets.

         RESULTS. Chelated microencapsulated islets showed a normal biphasic insulin response to stimulation with 16.7 mM (300 mg%). Thus, insulin secretion increased from a mean +/- SEM basal rate of 3005 +/-645 to a stimulated rate of 5165 +/- 1030 pg/min (P < 0.05, n = 6) in the first phase, comparable to results obtained with the unencapsulated islets. In contrast, unchelated micro-encapsulated islets did not respond to stimulation with 16.7 mM glucose. However, after a 24-h culture of these unchelated microcapsules, a small but significant response was observed.

         CONCLUSIONS. Although culturing unchelated micro-capsules of islets may enhance their function, chelation of the microcapsular core is essential for optimal function of the enclosed islets. [c]1998 Academic Press

         KEY WORDS: islets; microencapsulation diffusion; diabetes transplantation.

                                  INTRODUCTION

         Islet transplantation is a promising yet experimental method of providing tight glycemic control for patients with diabetes mellitus [1]. However, a number of obstacles currently prevent islet transplantation from becoming routine clinical reality. Perhaps chief among these obstacles is the continued problem of irnmunologic rejection of the grafted islets [1, 2].

         A number of strategies have arisen to circumvent this immunologic obstacle. One such strategy is that of immunoisolation. Microencapsulation, first described by Lim and Sun [3], involves first forming alginate droplets around isolated islets and then adding coats of poly-L-lysine and additional alginate, followed by chelation of the original alginate core. The technique has shown promising results in. animal studies. Qualities of ideal microcapsules include roundness, smallness, durability, and uniformity of size, approximating that of the islet [4). Chelation of the alginate core, however, solubilizes the structural support of the capsule and may adversely affect its durability. Moreover, the effect of microcapsule core liquefaction on glucose-stimulated insulin secretion has been a matter of debate [5]. The IN VITRO response to glucose stimulation of islets within microcapsules that have not undergone chelation has not been studied. Therefore, the specific aims of this study were to determine the in ultra response to glucose of nonchelated islet-containing microcapsules and to determine if culture of these microcapsules might enhance their function.

--------

(1) This work was supported in part from the Veterans Affairs Medical Research Service.
(2) Present address: Department of Surgery, UCSD Medical Center, San Diego, CA 92103.

METHODS

         MATERIALS. Male Sprague-Dawley rats weighing 200-300g were obtained from Charles River (Raleigh, NC). The procurement and method of use of the animals in this study were approved by the Duke University Medical Center Review Board for the welfare of animals. Gas tanks with standard 95% O2/5% CO2 were obtained from National Welders Supply Co., Inc. (Charlotte, NC). Collagenase (Type P) was obtained from Boehringer Mannheim Co. (Indianapolis, IN). Highly purified bovine serum albumin (BSA, fraction V) free of fatty adds and insulin-like activity and a11 chemicals for buffer and encapsulation solutions were purchased from Sigma Chemical Co. (St. Louis, MO). Crystalline pork insulin was obtained courtesy of Dr. Ronald Chance, Eli Lilly (Indianapolis, IN). Monoiodinated 125I-insulin was obtained from New England Nuclear (Boston, MA).

         ISLET ISOLATION. Islets were isolated by the collagenase digestion procedure described by Lacy ET AL. [6]. Rats were anesthetized with intraperitoneal pentobarbital. Laparotomy was performed, and the pancreatic duct cannulated. The pancreas was then distended by infusion of 15 ml Hank's balanced salt solution (HBSS). Pancreatectomy was performed, and the distended pancreas was digested in collagenase solution (1.5 mg/ml) at 37(0)C for 25 min. The digested tissue was filtered through a mesh and then washed several times


[TABLE]


         FIG. 1. Glucose-stimulated insulin secretion in control islets (n = 4). Following a 1-h preperifusion of unencapsulated islets with KRB containing 3.3 mM (basal) glucose, basal effluent perifusate was collected over 20 min. The glucose concentration in the perifusate was then raised to 16.7 mM and after 30 min of perifusion with sample collection, the glucose concentration was reduced to basal during another 20 min of perifusion.


in chilled HBSS and placed under a dissecting microscope. At least 400 islets/experiment were purified by being handpicked and placed in chilled HBSS until imeroencapsulation.

         MICROENCAPSULATION. Islets were suspended in 1.4% sodium alginate and placed in a droplet generator adapted from a procedure previously described by Wolters ET AL. [4]. Droplets generated from islets suspended in the alginate solution were collected in a funnel containing 1.1% CaCl2. where they gelled. The resulting microcapsules were washed with normal saline (NS), incubated with 005% poly-L-lysine, washed again with NS, incubated with alginate. and washed a final time with NS. These islet-containing microcapsules were then split into three groups. Group II islets were set aside for immediate perifusion. Group II islets were also set aside without chelation, for 24-h culture in RPMI 1640 at 37(0)C prior to perifusion. Group I islets were taken a step further than Group II and III islets, by the liquefaction of the alginate core of the microcapsules. Group 1 microcapsules were therefore incubated with a chilled 55 mM sodium citrate solution for 7 min, in order to chelate the central alginate-Ca2+ core.

         PERIFUSION. Unencapsulated and microencapsulated islets were perifused by a method previously described [7]. In each case, 30 islets were handpicked under a stereomicroscope and placed 10/chamber in plastic flow-through perifusion chambers (Millipore Corp.). Islets were perifused for 1 h at 37(0)C, at the rate of 1 ml/min, with a modified Krebs-Ringer-bicarbonate (KRB) solution [8], containing 1% BSA and a basal 3.3 mM (60 mg/dl) glucose, maintained at pH
7.4 by continuous gassing with 95% O2/5% CO2, in an unsealed reservoir. All perifusion experiments were conducted with triplicate chambers housing islets from the same preparation, with each chamber receiving microencapsulated islets prepared under one of the three conditions described above.

         After the 1-h preperifusion, basal effluent samples were periodically collected on ice for 20 min before islets were then perifused with the KRB solution containing 16.7 mM (300 mg/dl) for 30 min, during which samples were again collected at intervals. Following the 16.7 mM glucose stimulation, a washout perifusion with the 3.3 mM glucose buffer was performed for 20 min with sample collection. Solutions were changed using a stopcock and all effluent perifusate samples obtained throughout the study were stored frozen at --20(0)C until radioimmunoassay for insulin [9].

         DATA ANALYSIS. Results are expressed as mean +/- SEM. RIA results were plotted as rates of insulin secretion (pg insulin./10 islets/min) versus time. Peak rates of insulin secretion during the first stimulatory phase were compared with basal rates within the same group, using a Student's T test. For comparisons among groups, an analysis of variance (ANOVA) computer program was used and depending on the outcome of ANOVA, the Bonferroni correction was made. In all cases, significance was defined as P < 0.05.


                                     RESULTS

CONTROL ISLETS

         Unencapsulated islets were first perifused with the high 16.7 mM glucose in order to demonstrate the normal isolated islet response to stimulation with this concentration of glucose. The results are graphically presented in Fig. 1 which represents four experiments, with a mean basal rate of insulin secretion of 2650 +/-40 pg/10 islets/min. When the glucose concentration in the perifusate was raised to 16.7 mM, insulin response of the islets was biphasic, with a mean rate of 5120 +/-310 pg/10 islets/min (P < 0.002 versus basal), which subsequently returned to basal upon switching back to basal perifusion (Fig. 1).

EXPERIMENTAL ISLETS GROUPS I, II, AND III

         Group I inlets (core of microcapsules chelated) responded similarly to control islets with a biphasic response to the stimulatory concentration of glucose (Fig. 2). In six experiments, insulin secretion increased from a basal rate of 3005 +/-647 pg/l0 islets/min to a stimulated rate of 5164 +/-1428 pg/10 islets/min (P < 0.05), during the first phase secretion in response to stimulation with 16.7 mM glucose. As noted in control unencapsulated islets (Fig. 1), in Group I islets, the rate of insulin secretion returned to basal after withdrawal of the stimulatory 16.7 mM glucose (Fig. 2).

         In contrast, Group II islets (unchelated core microcapsules, n = 6) had a lower basal rate of insulin secretion (1740 +/-219pg/10 islets/min, P <0.05 vs. Group I basal). These islets did not respond to 16.7 mM glucose stimulation (Fig. 3). Group III islets (Fig. 4), which represent cultured unchelated microcapsules, also had a lower basal rate of insulin secretion (1375 +/-161 pg/10 islets/min) than control islets, as well as those in Groups I and 11 (P < 0.05). However, in. contrast to the freshly



                         GROUP I: CHELATED MICROCAPSULES


[TABLE]



         FIG. 2. Effect of chelation on microcapsular core. Using the protocol described in Fig. 1, glucose stimulation of islets enclosed in microcapsules that have undergone chelation was tested.




                              GROUP II: UNCHELATED



[TABLE]



FIG. 3. Glucose stimulation of islets in unchelated microcapsules. Islets contained in unchelated microcapsules were tested for response to glucose stimulation using the procedure described in Fig. 1.



perifused nonchelated islet-containing capsules (Group II), the islets in the cultured unchelated microcapsules in Group III had a small but significant increase in their rate of insulin secretion in response to 16.7 mM glucose stimulation (P < 0.05, n = 6), as shown in Fig. 4, and in. Table 1 which summarizes the data from the control and the three experimental groups.

                                   DISCUSSION

The Diabetes Control and Complications Thai (DCCT) clearly showed that tight glycemic control achieved by intensive insulin therapy delays the onset and slows the progression of diabetic complications that lead to increased morbidity and mortality in diabetes [10]. However, intensive insulin therapy is stressful to


                       GROUP III: UNCHELATED AND CULTURED



[TABLE]



         FIG. 4. Effect of 24-h culture on unchelated microcapsule function. Following microencapsulation without chelation, the unchelated micro-capsules were cultured in RPMI 1640 medium for 24 h prior to testing the response of the enclosed islets to glucose stimulation.

                                     TABLE 1

BASAL AND GLUCOSE-STIMULATED RATES OF INSULIN SECRETION: THE MEAN RATES OF INSULIN SECRETION (PG/10 ISLETS/MIN) DURING BASAL (3.3 MM) AND 16.7 MM GLUCOSE-STIMULATED PERIFUSIONS IN UNENCAPSULATED (CONTROL) ISLETS AND THE THREE GROUPS OF MICROENCAPSULATED ISLETS.

================================================================================
Group               Basal (3.3 mM)       16.7 mM
--------------------------------------------------------------------------------
Control                 2650+/-40         5120+/-310*
Control I              3005+/-647        5164+/-1428+
Control II             1740+/-219         1707+/-181
Control III            1375+/-131         1835+/-182++
--------------------------------------------------------------------------------
*P < 0.002 vs. basal, N = 4.
+P < 0.05 vs. basal, N = 6.
++P < 0.05 vs. basal, N = 6.


patients and carries a significant risk for the occurrence of hypoglycemia in patients [10]. An exciting alternative remains the biological replacement of insulin that could be provided by islet transplantation. A variety of factors make isolated islet transplantation one of the most exciting treatment modalities for the treatment of diabetic individuals who require insulin therapy [1]. Fortunately, new methods for the preparation of good quality and improved yield of isolated islets are evolving [11, 12]. However, organ/tissue shortage and immunological rejection of transplanted tissue remain major obstacles to transplanted islets [1, 2]. Traditionally, rejection of transplanted organs/tissues has been fought by immunosuppression of transplant recipients using drugs such as cyclosporin and FK 506 and, more recently, the OKT3 monoclonal antibodies [1]. But, immunosuppression has severe side effects in patients and appears to induce reactions that result in the destruction of islets [1]. The challenge, therefore, remains the development of an islet transplant model that would require little or no immunosuppression and the immunologic isolation of islets by microencapsulation offers a unique approach [3]. The microencapsulated islet system also has the potential of solving the problem of organ/tissue shortage, if islet xenografts are approved for clinical use.

         There is, therefore, an urgent need to optimize the process of isolated islet encapsulation. The present study shows that chelation of the microcapsular core is essential for optimal function of the enclosed islets. We also observed that culturing the unchelated microcapsules enhances the response of the microencapsulated islets to glucose stimulation. It is of interest that a previous report [5] had suggested that an overnight culture of chelated microencapsulated islets could enhance islet function and may explain the discrepancies between the data in. two studies [5, 13]. Also, it had been previously suggested that chelation of the microcapsular core caused a failure of microencapsulated islets to respond significantly to glucose stimulation [5]. This observation is in contrast with our present observation that clearly shows that liquefaction of the core of microcapsules caused an enhancement of glucose stimulation of the enclosed islets. The reason for the apparent conflict between our data and data in the previous study [5] is not clear. However; it is noteworthy that in the study by Fritschy ET AL. [5], the investigators used the nonphysiologic static test tube incubations to study the response of microencapsulated islets to glucose stimulation. Consistent with the results of the present IN VITRO study, it has recently been shown that chelated microencapsulated islets have long-term function, without any apparent deleterious effects in xenografts after 2 years of intraperitoneal implantation [14].

         In conclusion, the present study has shown that chelation of the microcapsular core is essential for optimal function of microencapsulated islets. Our study also suggests that a primary culture of microencapsulated islets may enhance their response to glucose stimulation. Therefore, these factors must be considered when microencapsulated islets are used for transplantation.

                                 ACKNOWLEDGMENTS

         The authors thank Spencer Bridges for superb technical assistance and Pamela McAuley for help in the preparation of this manuscript.

                                   REFERENCES

1. Brunicardi, F.C., and Mullen, Y. Issues in clinical islet transplantation. PANCREAS 9:281, 1994.

2. Bartlett, S.T., Dirden, B., Schweitzer. E.J., Sheffield, C., and Hadley, G.D. Prevention of recurrent autoimmune islet transplant destruction of simultaneous kidney transplantation. TRANSPLANT PROC. 26:737, 1994.

3. Lim, F., and Sun, A.M. Microencapsulated islets as a bioartificial endocrine pancreas. SCIENCE 210:908, 1980.

4. Wolters, G.H.J., Fritschy. W.M.. Gerrits, D.. and van Schilfgaarde, R. A versatile alginate droplet generator applicable for microencapsulation of pancreatic islets. J. APPL. BIOMATER,. 3:281, 1992.

5. Fritschy. W.M., Wolters, G.H.J.. and van Schilfgaarde, R. Effect of alginate-polylysine-alginate microencapsulation on in vitro insulin release from rat pancreatic islets. DIABETES 40:37, 1991.

6. Lacy, P.E., and Kostianovsky, M. Method for the isolation of intact islets of Langerhanz from the rat pancreas. Diabetes 16:35, 1967.

7. Garfinkel, M., Lee, S., Opara, E.C., and Akwari, O.E. Inaulinotropic potency of lauric acid: A metabolic rationale for medium chain fatty acids in TPN formulation. J. SURG. RES. 52:328,1992.

8. Opara, E.C., Hubbard, V.S., Burch, W.M., and Akwari. O.E. Characterization of the insulinotropic potency of polyunsaturated fatty acids. ENDOCRINOLOGY 130:657, 1992.

9. Herbert. V., Lau, K.S., Gottlieb, and Blecher, S. Coated charcoal immunoassay of insulin. J. CLIN. ENDOCRINOL. METAB. 25:1375, 1965.

10. DCCT. The effect of intensive treatment of diabetes on the development and progression of long-term complications in insulin-dependent diabetes mellitus. N. ENGL. J. MED. 329:977, 1993.

11. Field, J., Farney, A., and Sutherland, D.E.R. Improved islet isolation from rat pancreas using 35% bovine serum albumin in combination with dextran gradient separation. TRANSPLANTATION 61:1554, 1996.

12. Lineteky, E., Bottino, R., Lehmann, R., Alejandro, R., Inverardi, L, and Ricordi, C. Improved human islet isolation using a new enzyme blend, liberase. DIABETES 46:1120, 1997.

13. Chicheportiche, D., and Reach, G. In vitro kinetics of insulin release by microencapsulated rat islets: Effect of the size of the microcapsules. DIABETOLOGIA 31:54, 1988.

14. Sun, Y., Ma, X., Zhou, D., Vacek, I., and Sun, A. Normalization of diabetes in spontaneously diabetic cynomologous monkeys by xenografts of microencapsulated porcine Islets without immunosuppression. J. CLIN. INVEST. 98:1417, 1996.

2520
[PARAGRAPH ILLEGIBLE]




2522
GENDER. SPECIFIC EUGLYCEMIA IS INDEPENDENT OF ISLET MASS, INSULIN SECRETION, GLUCOSE TOLERANCE AND BODY FAT IN DIABETIC RATS. B. Tobin and M. Marchello. Mercer Univ. Sch. of Med., Macon, GA 31207, North Dakota State Univ., Fargo, ND 58105.

         Previously diabetic female Wistar Furth rates normalize plasma glucose faster than males when transplanted with equivalent numbers of islets of Langerhanz. While these effects may be endocrine gender specific, general metabolic influences have not been discreetly delineated. Thus, we examined influences of gender, relative to body mass, insulin response to glucose (AIRg), glucose tolerance (KG), and body fat (proximate analysis) upon glycemic normalization. Wistar Furth rats (9-10 wk) made diabetic with streptozotocin (55 mg/kg) were infused intraportally with 1120+/-59 (females) or 1075+/-57 (males) islets of Langerhanz and contrasted to controls (Sham). An additional female group was infused with 682+/-41 islets, yielding transplant groups with 6.2+/-0.3, 4.3+/-0.2 and 3.9+/-0.3 islets/g, respectively (p>0.05, 4.3 vs. 3.9).

Group     n  Glucose (mM/L)   AIRg (pM)      KG (%)           Fat (g)
--------------------------------------------------------------------------------
F-Sham   11    7.4+/-0.1      149+/-46      0.17+/-0.03     19.3+/-0.9
F-1120   12   11.0+/-1.8       73+/-13      0.11+/-0.02     16.1+/-1.3
F-688    12   11.5+/-1.3       84+/-12      0.03+/-0.01     17.6+/-0.8
M-Sham    8    7.8+/-0.2      328+/-60      0.08+/-0.02     33.6+/-1.5
M-1072   11   17.1+/-2.1       96+/-22      0.06+/-0.02     18.6+/-2.4
--------------------------------------------------------------------------------
(MEAN+/-SEM: SUPERSCRIPTS DENOTE P <0.05 BY ANOVA AND DUNCAN'S TEST.)

[SUPERSCRIPTS ILLEGIBLE]

         These data illustrate an improved glycemic normalization in female rats that is unconfounded by islet mass or insulin secretion. Additionally, despite glucose intolerance and a body fat equivalent to males, female transplant rats engendered euglycemia. These data illustrate gender specific advantages for pancreatic islet transplantation which are unconfounded by metabolic factors.



2524

FATTY ACID AND LACTATE OXIDATION IN CONTROL AND DIABETIC RAT HEARTS. Z-P [illegible] J.R. Forder and J.C. [illegible] Johns Hopkins School of Medicine, Dept. Radiology, Baltimore, MD 21205.

         Diabetic hearts are reported to be more dependent on fatty acids (FA) for energy production, despite observations that FA oxidations is reduced. These conclusions are based primarily on work using only once concentration of FA with glucose as the sole additional substrate. We studied the effect of increasing [illegible] (P) concentration on lactate (L) and P oxidation in hearts from control and diabetic rats, perifused with glucose (5 mM) + [illegible] L (0.5 mM) + [U-13C]P (0, 0.1, 0.32 or 1 mM) as substrates. The relative contributions of L and P to the TCA cycle were calculated from high resolutions. 13C-NMR spectra of tissue extracts (See Figure). At 0.1 mM P L. oxidation decreased by
<10% in controls relative to 0mM; however, there was a 50% decrease in the diabetic group. At 1.0 mM P there was no difference in L oxidation between the two groups. The contribution of P to the TCA cycle was linear in both groups. But the slopes were markedly different. At 0.1 mM P, the contribution of P to the TCA cycle in diabetics was significantly lower. In summary, L oxidation in diabetic hearts appears to be more sensitive to inhibition by P compared to controls, although at 1mM P, L oxidation is SIMILAR in both groups. The contribution of P to the TCA cycle is linearly related to the exogenous palmitate concentration in both groups; [PARAGRAPH CUT OFF]

2521

THE EFFICACY OF alpha-PHENYL [illegible] BETYLNITRONE (PBN) IN THE PROTECTION AGAINST ALLOXAN-INDUCED DIABETES. E. Ho, G. Chen and T.M. Bray. The Ohio State University, Columbus, OH, University of Guelph, Guelph, ON, Canada N1G 2W1.

         It is suggested that free radicals are involved in the destruction of pancreatic beta-cells in the development of insulin-dependent diabetes mellitus
(IDDM). The diabetogenic drug, alloxan, has been widely used to induce IDDM for the study of the pathogenic mechanisms of beta-cell damage. PBN is a commonly used spin trapping agent that may also have a protective effect against oxidative damage. The goal of this study is to investigate the efficacy of PBN in the prevention of IDDM Weaning CDI mice were administered at U. 150, 200 or 300 mg alloxan/kg BW (i.p.) dissolved in saline. A Second group were given identical does, but were pre-treated 30 min prior alloxan injection with 75mg/kg BW (i.p.) PBN. Electron paramagnetic resonance (EPR) studies using the spin trap PBN, has provided direct evidence that alloxan produces free radicals and PBN can directly trap and stabilize these radicals. The results suggest that the trapping nature of PBN may reduce free radical reactivity and tissue damage. PBN may also directly inhibit iNOS through the modulation of oxidative stress responsive elements such as NF-[_]B. (Supported by the Central Ohio Diabetes Association).


2523
MOLECULAR BASIS OF INSULIN RESISTANCE IN THE OBESE ZUCKER RAT. G.H. Crist, B. Xu, and K.F. LaNoue The Pennsylvania State University College of Medicine, Hershey, PA 17033

         The genetically obese Zucker rat exhibits a number of physiological traits mimicking those observed in human non-insulin-dependent diabetes mellitus. Zucker rats exhibit poor glucose tolerance, insulin resistance, and hyperinsultoemia. Chronic oral treatment with an A, ademoxine receptor antagonist BW1433 (3, 6, 12 mg/kg every 12 hours) lowered the area under glucose tolerance curves (GTC) of obese animals by 20+/-4%, 33.3+/-3% and +/-4% (n=9), respectively. Areas under GTC's were 33% lower in lean compared to obese animals and BW1433 lowered areas under lean GTC's these 25% done independently. The improvement was observed within two hours of drug administration and was sustained during six weeks of treatment. Treated obese animals exhibited a decrease in serum insulin levels, but no decrease in body weight or body composition.

         Tyrosine Kinase (TK) activity of partially purified insulin receptors as measured by phosphorylation of synthetic peptides was greatly reduced in muscle of untreated obese compared to lean Zucker rats. To determine if this was due to nerine /threonine phosphorylation of the insulin receptor which might be ameliorated by A, antagoniu, purified receptors from lean and obese muscles were treated with the protein phosphpatase (PP2A). No improvement in TK activity observed. The low TK activity of obese animals was increased above that of lean rats by lowering insulin levels in the intact animals prior to receptor isolation. For example, two weeks after obese animals were [illegible] streptozotocin (STZ) (50 mg/kg) diabetic, TK activity of isolated insulin receptors from STZ treated obese animals was 3.3+/-0.14 [illegible] compared to 1.2+/-0.05 [illegible] for untreated obese and 1.2+/-0.17 [illegible] for untreated lean. Future studies include examining the effect of chronic BW1433 treatment on insulin kinase activity.

2525

LABELING HETEROGENEITY OF GLUCOSE (G) IN HEPATOCYTES (HEP) INCUBATED WITH GLYCEROL (GL), LACTATE (L), AND PYRUVATE (P). S.F. Previs, P.T. [illegible], K. Neimanis, F. David, and H. [illegible]. Dept. of Nutrition, Case Western Reserve Univ. Cleveland, OH.

         We previously reported (JBC 270:19806-15, 1995) that G made in starved rat livers perifused with L+P+[illegible] or [illegible] gl had a mass [illegible] distribution [illegible] incompatible with G being made from a pool of uniformly labeled triose-P (TP). Similar data were obtained in starved rats infused with [U 13C3]GL. This made [13C]GL unsuitable for tracing f, the contribution of gluconeogenesis (GNG) to G production. We also found that the conc. and enrichment (E) of GL decrease approx. 90% across the liver. Heterogeneous MID of G could result from [illegible] of GL conc. and/or GL kinase, and/or GNG from L+P. In isolated periportal and percentral HEP, we found similar GL Kinase activity. To avoid zonation of [substrate], total HEP were incubated in medium, to which GL and L+P were infused in ratios GL/(L+P) from [illegible] to 0.22 GL was [2 13C] or [U 13C3], L+P was [illegible] or [U 13C3]. [Substrate plateaued at 1mM (L), 0.08-0.2 mM (P), 0.05-0.3 mM (GL). When [illegible] GL were all 13C labeled, f was 97%. Lowering infusion ratio lowered f with [12C]GL 95% to 78%, and increased f with [13C](L+P) 76% to 93%. Variation of f show that the E of TP is not equal in all HEP. Thus, in [illegible], low f with [13C]GL result probably from zonations of GNG from L+P (others showed that PEP-CK activity is zonated) and of [GL]. Supported by NIH.

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CRYOPRESERVATION AND FUNCTION OF MICROENCAPSULATED ISLETS. Kirk Charles. Robert       REVIEW PANEL SELECTION
C. Harland, Emmanuel C. Opara* Duke University Medical Center, Durham, NC.            Please enter the letter for the panel you have
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Microencapsulation and storage of islets could potentially overcome the barriers                    D
to over): transplantation imposed by shortage of islets and rejection of transplants. However, the function of cryopreserved microencapsulated islets is
currently unclear. The purpose -of D the present study was to examine capsule         KEYWORDS SELECTION
stability and islet function following the storage of microencapsulated islets
by cryopreservation. METHOD: Islets were isolated from Sprague-Dawley rats by         1. Transplantation
collagenase digestion of pancreatic tissue, and microencapsulated in                  2. Islets
polylysine-alginate using a syringe-air-droplet generator. Aliquots 1of fresh         3. Microencapsulation
unencapsulated (group 1) and encapsulated (group 2) islets were taken for             4. Cryopreservation
determination of glucose stimulation of insulin secretion (GSIS). The remaining portions of unencapsulated (group 3) and encapsulated (group 4) were then frozen
for 1-3 days at -80(degree)C using standard techniques. After thawing, GSIS was       I certify that:
also tested in these two groups of islets, using a perifusion model. RESULTS:
GSIS in groups 1,2 and 3 were comparable, averaging a 2-fold stimulation              [X] The subject matter in this abstract
(p<0.05) within 10 minutes of raising the glucose concentration from 3.3 mM (60           complies with the Policy Statement of the
mg/dL) to 16.7 mM (300 mg/dL). In group 4, a mean +/- SEM of 14.5 +/- 0.3% of             Ethics Committee of The Transplantation
the capsules were broken after thawing and glucose-stimulated insulin secretion           Society.
was not observed, CONCLUSION: Isolated islets should be cryopreserved
unencapsulated and then microencapsulated just prior to use in transplantation.       [X] In the event animals have been used in
                                                                                          experiments described, these experiments
Emmanuel C. Opara, Box 3065 Duke University Medical Center, Durham, NC 27710,             comply with National Ethics Standards.
USA.Tel: 919 684 4120; Fax: 919 681 7339; E-mail: oparaemmanuel@usa.net
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                                 Biomedicine '98
                                Receipt Deadline:
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VIABILITY OF CULTURED MICROENCAPSULATED ISLETS FOR TRANSPLANTATION. K Charles.        KEYWORDS SELECTION
RC Harland, EC Opara, Department of Surgery, Duke University, Durham, NC.
                                                                                      1. Diabetes
         Some of the advantages of islet transplantation over that of whole           2. Islets
pancreas include, the possibility of storage and immunomodulation of the islets       3. Microencapsulation
prior to use. Also, the technique of "immunoisolation" of islets by                   4. Culture
encapsulation, promises to solve the problems of immunologic rejection of             5. Transplantation
transplants and shortage of islets. However, the effect of culture on
microencapsulated islet function is not clear. AIM: To compare the response to        Membership
glucose stimulation of freshly prepared encapsulated islets with that of              Please indicate your member/nonmember
cultured microcapsules, using a validated in vitro perifusion system. METHOD:             category. Check all that apply:
Isolated rat islets were purified by handpicking under a stereomicroscope, and
then microencapsulated in alginate-polylysine-alginate using a                        [X] AFMR
syringe-air-droplet generator, prior to chelation of the inner alginate core.
The encapsulated islets were either tested immediately (control) or cultured for      [X} ASCI
24 hours prior to perifusion with different concentrations of glucose. RESULT:
In control, the mean+/-SEM rate of insulin secretion increased from 815+/-5 to        [X} AAP
1668+/-75 pg/6 islet/min (p<0.001, n=5) within 10 minutes of raising the glucose
concentration from 60 mg/dL (basal) to 16.7 mM (300 mg/dL). This degree of            [ ] Nonmember
stimulation in control (205+/-9% of basal) was less than that (262+/-20% of basal, p<0.05) observed with cultured islet microcapsules in which the rate
increased from a basal of 928+/-46 to 2433+/-200 pg/6 islets/min, p<0.001, n=7).      ABSTRACT CATEGORY
CONCLUSION: Primary culture of encapsulated islets enhances their function and        Please indicate abstract submission
this factor needs to be taken into consideration when these bioartificial                 category with the appropriate letter
tissues are used for transplantation.                                                     code from below.

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                          EXHIBIT B - STATEMENT OF WORK

1. SCOPE OF RESEARCH PROGRAM. Preclinical trials will be done with the microencapsulated islets in diabetic baboons. Baboons will be made diabetic by antecubital vein injection of streptozotocin (70 mg/kg) to destroy their pancreatic beta cells. After the baboons have been diagnosed as diabetic (nonfasting plasma glucose levels >400 mg/dl), they will be assigned to either a control group that receives no islet but insulin injections to sustain life or a test group that will receive between 5,000 - 10,000 microencapsulated islets/kg. The islets will be isolated from porcine pancreata, purified by gradient separation on the COBE cell separator and cultured in an incubator in the presence of antioxidants for 24 hours at 37 degrees Celcius prior to storage by freezing in the presence of antioxidants until sufficient numbers are available for transplantation. After thawing. the islets will be microencapsulated singly or two islets/capsule with poly-lysine and alginate (Kelco, La Jolla) membranes. The microencapsulated islets will then be incubated with antioxidants for at least 3 hours before transplantation in the peritoneal cavity. The experiments will be started with diabetic baboons which will receive the antioxidant-treated islet microcapsules. Blood samples will be obtained from diabetic baboons prior to transplantation, for measurement of plasma glucose, insulin and C-peptide levels. Following transplantation, blood will also be obtained from the islet microcapsule transplant recipients twice per week for determination of plasma glucose, insulin and C-peptide levels. The transplant recipients will be accepted to have achieved normoglycemia when non-fasting plasma glucose levels drop to <200mg/dl in the absence of insulin treatment Failure of islet transplants will be deemed to have occurred if non-fasting plasma glucose levels exceed 200 mg/dl on two consecutive plasma glucose measurements after a period of normoglycemia.

2. BUDGET FOR RESEARCH PROGRAM.
-------------------------------

EQUIPMENT                                                              $49,500
--------
Itemized costs
1.   COBE Cell Separator                                        $20,000
2.   Large Capacity Microencapsulator                           $10,000
3.   Isolation Chamber and accessories                           $2,500
4.   Automatic Freezer                                           $2,000
5.   Sterile Hood for Cell Culture                               $6,000
6.   Stereomicroscopes (2)                                       $5,000
7.   Incubator                                                   $4,000

SUPPLIES                                                               $44,000
--------
Itemized costs
1.   Ficoll (10 kg)                                             $15,000
2.   Organ Preservation (UW solution)                            $2,500
3.   Cell Isolation and Culture Media                            $1,500
4    Collagenase and DNase                                       $5,000
5.   Purified Alginate (100 g)                                  $10,000
6.   Poly-L-Lysine (10 g)                                        $5,000
7.   Accessories for encapsulation                               $3,000
     (tubings, syringes, needles, test--tubes
      centrifuge tubes, etc)
8. Streptozotocin $2,000

ANIMALS                                                                $60,000
-------
Itemized costs
1.   20 Diabetic Baboons (Transplant recipients)                $54,000
     (cost and shipping)
2.   60 Pigs (Pancreatic donors)                                 $6,000
    (cost and shipping)

ANIMAL CARE                                                            $15,000
-----------
Itemized costs
1.   Daily Care for 20 Baboons for 6 months                      $2,500
2.   Quarantine for 20 Baboons                                  $12,000
3.   Per diem for 60 Pigs prior to sacrifice                       $500

SURGERY COSTS                                                          $69,000
-------------
(Breakdown of Surgery Costs per animal)
1.   Operating room charges                                      $1,500
2.   Medications                                                   $500
3.   Sterile syringes and needles                                  $250
4.   Tru cut needle for biopsy                                     $200
5.   Sutures                                                       $150
6.   IV fluids                                                     $100
7.   Pump, head, tubing, adapters                                  $250
8.   Sterile Supplies                                              $500

Total. Surgery cost/animal                                       $3,450

PERSONNEL                                                              $95,000
---------
Itemized costs
1. Principal Investigator (50% effort)                          $50,000
2. Co-Investigator (Transplant Surgeon)                          $5,000
   (@ $250/procedure)
3. Full-time technician                                         $40,000

DIRECT COSTS                                                          $332,500
------------
INDIRECT COSTS [BASED ON MODIFIED DIRECT
COSTS EXCLUDING EQUIPMENT @ 54%)                               $152,820

TOTAL COST OF RESEARCH PROJECT                                         $485,320
------------------------------

3. SCHEDULE OF PAYMENTS FOR RESEARCH PROGRAM.
---------------------------------------------
Initial payment with notification that LICENCEE wishes to proceed with the RESEARCH PROGRAM as specified under Article 3.05.a. of this Agreement:

Seventy thousand dollars ($70,000)

Balance to be paid monthly in eleven payments of thirty--seven thousand seven hundred fifty six dollars and thirty six cents ($37,786.36)

All payments for sponsored research to be sent to Office of Sponsored Programs
     705 Broad Street, Lower Level, Room 1
     Duke University
     Durham, NC 27708--0491